UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MARTIN, JOHN
   SALES ONLINE DIRECT, INC.
   4 BRUSSELS STREET
   WORCESTER, MA  01610
   USA
2. Issuer Name and Ticker or Trading Symbol
   SALES ONLINE DIRECT, INC.
   PAID
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 28, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT AND CTO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |2/5/01|M   | |15,415 (1)        |A  |$.001      |                   |      |                           |
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COMMON STOCK               |2/13/0|S   | |2,570 (2)         |D  |$.435      |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |2/15/0|S   | |2,500 (2)         |D  |$.445      |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |2/16/0|S   | |2,500 (2)         |D  |$.450      |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |2/22/0|M   | |11,745 (1)        |A  |$.001      |19,590             |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$.001   |2/3/0|A   | |15,415     |A  |2/3/0|2/3/1|Common Stock|15,415 |       |            |D  |            |
(right to buy)        |        |1    |    | |           |   |1    |1    |            |       |       |            |   |            |
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Employee Stock Option |$.001   |2/5/0|M   | |15,415     |D  |2/3/0|2/3/1|Common Stock|15,415 |       |-0-         |D  |            |
(right to buy)        |        |1    |    | |           |   |1    |1    |            |       |       |            |   |            |
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Employee Stock Option |$.001   |2/15/|A   | |11,745     |A  |2/15/|2/15/|Common Stock|11,745 |       |            |D  |            |
(right to buy)        |        |01   |    | |           |   |01   |11   |            |       |       |            |   |            |
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Employee Stock Option |$.001   |2/22/|M   | |11,745     |D  |2/15/|2/15/|Common Stock|11,745 |       |-0-         |D  |            |
(right to buy)        |        |01   |    | |           |   |01   |11   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Represents shares received upon the exercise of options granted in lieu of cash compensation otherwise due and payable to Mr. Martin.
(2) Represents sales of shares received upon the exercise of options granted in lieu of cash compensation otherwise due and payable to Mr. Martin
SIGNATURE OF REPORTING PERSON
/s/ John Martin
DATE
April 10, 2001